Exhibit 5.1

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com
June 12, 2020

Vicor Corporation

25 Frontage Road

Andover, Massachusetts 01810

Ladies and Gentlemen:

We have acted as counsel for Vicor Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), filed on June 9, 2020 by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement and the Prospectus relate to the issuance and sale by the Company of (i) 1,538,462 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) in a public offering and (ii) up to 230,769 additional shares of Common Stock pursuant to the option to purchase additional shares granted by the Company to the underwriters for such public offering in the manner set forth in the Prospectus (the shares of Common Stock described in clauses (i) and (ii) are collectively referred to as the “Offering Shares”).

In connection with our representation, we have examined: (a) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (b) the Restated Certificate of Incorporation of the Company, as amended to date; (c) the By-Laws of the Company, as amended to date; (d) resolutions of the Company’s Board of Directors relating to the filing of the Registration Statement and the sale or resale of the Common Stock covered by the Registration Statement, including the resolutions of the Special Pricing Committee of the Board of Directors (the “Special Pricing Committee”) relating to the authorization of the issuance of the Offering Shares subject to the Registration Statement; and (e) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that:

1.    The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

AUSTIN BOSTON CHICAGO DALLAS DENVER	DETROIT HOUSTON JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

Vicor Corporation

June 12, 2020

2.    The Offering Shares, when sold for the consideration contemplated by, and otherwise in conformity with, the Registration Statement, as supplemented by a Prospectus Supplement with respect to such sale, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part thereof. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP
FOLEY & LARDNER LLP